Exhibit 5.1

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jbodi@applebyglobal.com

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appleby ref: 137164.2

ePak International Limited

22 Victoria Street

Hamilton Bermuda

HM 12

16 April 2008

Dear Sirs

ePak International Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company. The Company has requested that we provide this opinion in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”), as amended, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, in connection with the issue of up to 8,566.667 common shares par value $0.01 per share (“Common Shares”) to be issued in the acquisition of e.PAK Resources (S) Pte. Ltd (“Shares”), as described in the Registration Statement. We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original Documents of all Documents and other such documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation received by electronic means is complete, intact and in conformity with the transmission as set;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Reorganization Agreement);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Reorganization Agreement constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Reorganization Agreement has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Reorganization Agreement has actually received and accepted delivery of it;

(h)	that the Reorganization Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of Texas by which it is expressed to be governed;

(i)	that the Reorganization Agreement is in the proper legal form to be admissible in evidence and enforced in the courts of Texas, and in accordance with the laws of Texas;

(j)

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Reorganization Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Reorganization Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that the Company Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(l)	that the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(m)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions passed by the Board of Directors of the Company in meetings each of which was duly convened and at which a duly constituted quorum was present and voting throughout or adopted by all the Directors and Shareholders of the Company as unanimous written resolutions of the Board and Shareholders and that there is no matter affecting the authority of the Directors to effect entry of the Company into the Reorganization Agreement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(n)	that the various counterparties to the Reorganization Agreement have no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company passed or adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(o)	that the Company has entered into its obligations under the Reorganization Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Reorganization Agreement would benefit the Company;

(p)	that each transaction to be entered into pursuant to the Reorganization Agreement is entered into in good faith and for full value and will not have the effect of preferring one creditor over another; and

(q)	that in respect of the Reorganization Agreement, parts of which were executed prior to the date hereof, there are no circumstances affecting the enforceability of the Reorganization Agreement which have arisen since such execution, of which we are unaware, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	When duly issued and paid for pursuant to and in accordance with the terms of the Resolutions and the Reorganization Agreement, the Shares will be validly issued, fully paid, non-assessable shares of the Company.

(3)	Except as otherwise provided in this opinion, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Reorganization Agreement or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Reorganization Agreement or the issue of the Shares, except that:

(i)	the permission of the Bermuda Monetary Authority is required and a general permission has been issued for the issue and transfer of the Shares of the Company while the Shares are listed on an Appointed Stock Exchange, which designation includes NASDAQ; and

(ii)	the Registration Statement including the Prospectus must filed with the Registrar of Companies pursuant to the requirements of Part III of the Companies Act 1981 as soon as practicable following Admission.

Reservations

We have the following reservations:

(a)	Enforcement of the obligations of the Company under the Reorganization Agreement may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(b)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(c)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(e)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(f)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(u)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 16 April 2008 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 16 April 2008 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-laws for the Company (collectively referred to as the “Constitutional Documents”).

4.	Scanned copy of the unanimous written resolutions of the Directors effective 14 April 2008 and 16 April 2008 and unanimous written resolutions of the Shareholders effective 14 April 2008 (the “Resolutions”).

5.	A certified copy of the “Foreign Exchange Letter” dated 23 July 2007 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the “Tax Assurance” dated 27 July 2007 issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance dated 9 April 2008 issued by the Registrar of Companies in respect of the Company.

8.	A certified copy of the Register of Directors and Officers in respect of the Company.

9.	Scanned copy sent by Graubard Millar and received on 16 April 2008 of a Registration Statement on form S-4, including Prospectus, issued by the Company dated 16 April 2008 (the “Registration Statement”).

10.	Scanned copy of an executed agreement and plan of reorganization dated 30 July 2007 among, inter alia, the Company and each Director of the Company as amended as of 1 January 2008 and further amended as of 16 April 2008 (the “Reorganization Agreement”).